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                                                                   EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                  FAMOUS DAVE'S ANNOUNCES SHARE REPURCHASE PLAN


         Minneapolis, MN, May 12, 2004 - Famous Dave's of America, Inc. (Nasdaq:
DAVE) today announced that its Board of Directors has authorized a stock repurchase plan whereby the Company may repurchase up to one million shares of its common stock. The shares may be repurchased from time-to-time in the open market or through privately negotiated transactions and will be funded from available working capital. The repurchase plan may be discontinued at any time at the discretion of the Company. Currently the Company has approximately 12.3 million shares outstanding.

         Mr. Jeffrey Dahlberg, the Company's Chairman of the Board, stated: "The Board's authorization of the share repurchase plan reflects its belief that the repurchase of company shares at current price levels represents an attractive investment opportunity and will benefit the long-term interests of the shareholders."

         President and CEO David Goronkin, also commented: "I am excited about today's announcement. The Company's working capital position and expected cash flow are more than sufficient to fund the share repurchase plan and will not affect our future growth plans. We remain committed to stepping up corporate growth in 2005 as well as building a solid support infrastructure for our franchise community. This should provide the best of both worlds for our valued shareholders."

Famous Dave's of America, Inc. (Nasdaq:DAVE - News) develops, owns, operates and franchises barbeque restaurants. The company currently owns 38 locations and franchises 56 additional units in 23 states. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items, sandwiches and unique desserts. Contact information: Diana Purcel (952)294-1300, or diana.purcel@famousdaves.com.


Statements in this press release that are not strictly historical, including but not limited to statements regarding the stock repurchase plan and cash flow, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company's actual results to differ materially from expected results. Although Famous Dave's of America, Inc. believes the expectation reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave's expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction Plans, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company's SEC reports.